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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

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                                    FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) or (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                          PINNACLE BANCSHARES, INC.
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           (Exact name of registrant as specified in its charter)

        Delaware                                           To Be Applied For
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(State of incorporation or organization)                   (I.R.S. Employer
                                                            Identification No.)

1811 2nd Avenue, Jasper, Alabama                                35502-1388
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(Address of principal executive offices)                        (Zip Code)

      Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                                Name of each exchange on which
to be so registered                                 each class is to be registered
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Common Stock, $.01 par value                        American Stock Exchange, Inc.
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

       Securities to be registered pursuant to Section 12(g) of the Act:

                                Not Applicable
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                               (Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The 2,500,000 shares of capital stock authorized by Registrant's Certificate of Incorporation are divided into two classes consisting of 2,400,000 shares of common stock, par value $.01 per share, and 100,000 shares of serial preferred stock par value $.01 per share.

COMMON STOCK

         Voting Rights. Each share of the common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of the common stock possess exclusive voting rights in the Registrant, except to the extent that outstanding shares of serial preferred stock may have voting rights, if any. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock. There is no cumulative voting for the election of directors.

         Dividends. Holders of the common stock are entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of the earnings of the Registrant, if any.

         Issuance of Additional Shares of Common Stock. Holders of the common stock are not entitled to preemptive rights with respect to additional shares of common stock that may be issued. The common stock is not subject to redemption. Upon receipt by the Registrant of the purchase price therefor, each share of common stock is fully paid and nonassessable.

SERIAL PREFERRED STOCK

         The Board of Directors of the Registrant is authorized to issue shares of preferred stock in series and to fix the voting powers, designation, preferences and relative participation, optional conversion or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Any serial preferred stock issued may rank prior to common stock as to dividend rights, liquidation preferences or both may have full or limited voting rights.

         The information set forth under "Proposal I -- Proposed Conversion and Reorganization -- Comparison of Stockholders' Rights" (pages 18-22) and "--Certain Anti-Takeover Provisions of the Certificate of Incorporation and Bylaws" (pages 23-24) in the Proxy Statement/Prospectus dated December 27, 1996 in the Registrant's Registration Statement of Form S-4 (File No. 333-11495) is incorporated herein by reference.





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ITEM 2.  EXHIBITS

         The following documents are included as exhibits to this registration statement: (a)

         1. Annual Report on Form 10-K of Pinnacle Bank for the fiscal year ended June 30, 1996. (b)
         2. Quarterly Report on Form 10-Q of Pinnacle Bank for the fiscal quarter ended September 30, 1996. (b)
         3. Definitive Proxy Statement of Pinnacle Bank dated November 29, 1996. (b)
         4.      Proxy Statement/Prospectus of the Registrant and Pinnacle
                 Bank dated December 27, 1996. (b)
         5.      Certificate of Incorporation of the Registrant.
         6.      Bylaws of the Registrant. (b)
         7.      Form of Certificate of Common Stock. (b)
         8.      Annual Report to Stockholders for the year ended June 30,
                 1996. (b)(c)

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(a)      Pursuant to the Instructions as to Exhibits of Form 8-A, the following exhibits are being filed with each copy of the registration statement filed with the American Stock Exchange, Inc. ("AMEX"), but are not being filed with, or incorporated by reference in, copies of the registration statement filed with the Securities and Exchange Commission.

(b)      Previously filed with the AMEX.

(c) Except for those portions of the Annual Report to Stockholders for the year ended June 30, 1996 which are already subject thereto, such Annual Report shall not be deemed "filed" with the AMEX or otherwise subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.





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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      PINNACLE BANCSHARES, INC.


Date:    January 29, 1997        By:  /s/ Robert B. Nolen, Jr
                                      -------------------------------------
                                      Robert B. Nolen, Jr.
                                       President and Chief Executive Officer





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